EXHIBIT NO. 99.(j) 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm(s) and Financial Statements” and “Appendix M – Recipients of Non-Public Portfolio Holdings on an Ongoing Basis” in the Statement of Additional Information, each dated December 29, 2023, and each included in this Post-Effective Amendment No. 86 to the Registration Statement (Form N-1A, File No. 2-74959) of MFS Series Trust XIII (the “Registration Statement”).

We also consent to the incorporation by reference of our report, dated October 16, 2023, with respect to the financial statements and financial highlights of MFS Global Real Estate Fund (a series of MFS Series Trust XIII) included in the Annual Report to Shareholders (Form N-CSR) for the year ended August 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

Ernst & Young LLP
/s/ Ernst & Young LLP

Boston, Massachusetts
December 27, 2023